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                                                                    EXHIBIT 10.2




                               AMENDMENT NO. 1 TO
                              EMPLOYMENT AGREEMENT

         This AMENDMENT NO. 1 (the "Amendment") is made as of this ____ day of August, 1997, by and among HOLOPAK TECHNOLOGIES, INC., a Delaware corporation (formerly known as TPF Holding Company, the "Company"), TRANSFER PRINT FOILS, INC., a New Jersey corporation ("TPF") and ROBERT COGHAN (the "Employee") to amend the Employment Agreement among the Company, TPF and the Employee, dated January 4, 1990 (the "Employment Agreement").

                                    RECITALS

                  WHEREAS, pursuant to the Employment Agreement, the Employee is employed as Chief Executive Officer of the Company and President of TPF, the parties wish to amend and clarify certain terms of the Employment Agreement. Any capitalized terms used herein and not otherwise defined shall have the meanings given them in the Employment Agreement.

                  NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Effective as of September 1, 1997, the Employee resigns as Chief Executive Officer of the Company and TPF and, effective as of September 26, 1997, the Employee resigns from the Board of Directors of the Company and TPF. The Employee shall serve as President of TPF, pursuant to the terms of the Employment Agreement, as amended hereby, for the period commencing on September 1, 1997 and ending on December 31, 1999 (the "Initial Term"). Effective as of December 31, 1999, the Employee agrees to resign from all positions held by him with the Company and TPF, except as otherwise contemplated hereby. Thereafter, the Company shall retain the Employee as, and the Employee agrees to serve as, a consultant to the Company for the period commencing on January 1, 2000 and ending on December 31, 2001 (the "Consulting Term"). The "Employment Term," as such term is used in the Employment Agreement, as amended hereby, shall be the period commencing on September 1, 1997 and ending on December 31, 2001, unless the Employment Agreement, as amended hereby, is otherwise terminated in accordance with Sections 8 or 9 of the Employment Agreement. If the Company terminates the Employee pursuant to Section 9 of the Employment Agreement, the Employee's compensation as set forth herein shall continue for the remainder of the Employment Term, including any commissions earned or to be earned hereunder.
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The Company cannot terminate the Employee pursuant to Section 8(a) of the
Employment Agreement, provided, however, that at the end of the Employment Term, there will be no renewal term as provided for in Section 3 of the Employment Agreement.

         2. During the Employment Term, the Employee shall serve at the direction of the Chairman of the Board of Directors of the Company, and shall otherwise be bound by the terms set forth in the Employment Agreement, as amended hereby.

         3. (a) During the Initial Term, (i) for the period beginning September 1, 1997 and ending December 31, 1997, the Employee's basic annual compensation for services rendered to TPF and the Company under the Employment Agreement, as amended hereby (the "Salary"), shall remain unchanged from its current level, paid in accordance with Company policies, and (ii) for the period beginning January 1, 1998 and ending on the completion of the Initial Term, the Employee's Salary shall be $175,000, paid in accordance with Company policies.

                  (b) In addition, during the Initial Term, the Employee shall receive a commission of 2% on all credited sales by the Employee to his accounts in excess of $3.5 million each calendar year, payable monthly after attainment of the $3.5 million threshhold.

                  (c) During the Consulting Term, the Employee shall receive as compensation for services rendered to TPF and the Company under the Employment Agreement, as amended hereby, commission of 1.25% on all credited sales by the Employee to his accounts, payable in accordance with Company policy regarding payments of commissions to employee salespersons. The Employee will be credited with commissions during the Employment Term for all sales orders to the Employee's accounts regardless of whether the sales order was made by the Employee or other employees of the Company. The Employee's accounts shall be considered for purposes of computation of commission as his accounts throughout the Employment Term. All commissions shall be credited during the year in which product is actually shipped, provided, however, that the Employee shall receive credit for commissions on sales orders made during the final year of the Consulting Term that are shipped within 60 days of the end of the Consulting Term.

         4. The Employee shall select and use his best efforts to train qualified personnel to assume lead responsibility for all accounts no later than September 1, 1998. During the Consulting Term, the Employee shall retain the right to direct the efforts of the personnel servicing his accounts, should sales from those accounts decline.



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         5. This Amendment shall become effective as of the date and year stated
above. Except as expressly amended or modified herein, all of the terms and conditions of the Employment Agreement shall continue in full force and effect.

         6. The Employment Agreement, as amended hereby, contains the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior oral or written agreements between the parties with respect to such matters.

         7. This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

HOLOPAK TECHNOLOGIES, INC.              TRANSFER PRINT FOILS, INC.



By: /s/ Robert J. Simon                 By: /s/ Robert J. Simon
    ----------------------------            ----------------------------
        Robert J. Simon                         Robert J. Simon
        Chairman of the Board of                Chairman of the Board of
          Directors                               Directors




/s/ Robert Coghan
--------------------------------
    Robert Coghan




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